Exhibit 10.56

SECOND AMENDMENT TO LEASE

Execution

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated November 17, 2009 between SIX TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership (“Landlord”), and NEUROMED PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

BACKGROUND

Landlord and Tenant entered into a Lease dated July 31, 2005 (the “Lease”), as amended by First Amendment to Lease dated August 20, 2006, for approximately 5,200 rentable square feet (RSF) on the 4th floor (the “Demised Premises”) of Six Tower Bridge, 161 Washington Street, Conshohocken, Pennsylvania (the “Building”). The Extended Term commenced September 1, 2006 and expires on December 31, 2009.

Tenant has requested a short-term extension of the Extended Term of the Lease and Landlord has agreed to extend the Term for a period of twelve (12) months, commencing January 1, 2010 and expiring December 31, 2010.

Landlord and Tenant have agreed that this Lease shall be amended to extend the Extended Term upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Incorporation of Recital; Certain Defined Terms. The Background set forth above is incorporated into and made a part of this Agreement by this reference. Terms capitalized, but not defined, herein shall have the same meaning given to such terms in the Lease.

2. Demised Premises. The Demised Premises consist of approximately 5,200 rentable square feet (RSF) on the 4th floor, as shown on the attached Exhibit “A-1”.

3. Second Extended Term. The Extended Term for the Premises be further extended to commence January 1, 2010 and shall expire on December 31, 2010 (“the “Second Extended Term”).

4. Base Rent. Commencing on January 1, 2010, the Base Rent shall become $28.75 per RSF for the Second Extended Term, amounting to $12,458.33 monthly, plus electricity, payable as set forth in the Lease.

5. Additional Rent. Tenant shall continue to pay Additional Rent as provided in Sections 5 and 6 of the Lease for the Second Extended Term, except that the “Base Operating Cost Per Square Foot” is agreed to be the Operating Costs for Calendar Year 2010 and the “Base Tax Per Square Foot” is agreed to be the Real Estate Taxes per square foot for Calendar Year 2010.

The term “Base Operating Costs” as used herein, shall mean the Operating Expenses for Calendar Year 2010, excluding the following: 1) snow and ice removal in excess of $.02 per RSF, 2) costs of security in excess of $.13 per RSF, whether such excess costs arise from additional security services, additional equipment or fixtures or other measures designed to improve security in excess of that provided as of the date of this Lease, 3) insurance deductibles and uninsured costs related to floods, casualty, acts of God, acts of war and other similar events, 4) costs of compliance with laws, regulations, ordinances and other legal requirements, and interpretations thereof, not in effect on the date hereof, including, without limitation, any portion of such compliance included in Operating Expenses under this subsection thereof and 5) other costs of responding to emergency or dangerous conditions.

6. Condition of Demised Premises. Tenant shall accept the Demised Premises in their then condition “as is” for the Second Extended Term. Any other alterations shall be in accordance with Tenant Construction Documents or materials and installation information provided by Tenant and approved by Landlord. The Minimum Tenant Finish Standards, as set forth in Exhibit “C” of the Lease, shall be utilized for any alterations.

7. Third Extended Term. a) Provided no Event of Default under this Lease has occurred and is continuing, Tenant shall have the right and option, exercisable by giving Landlord written notice thereof at least six (6) months prior to the expiration of the Second Extended Term, to extend the Term for an additional period of three (3) years (the “Third Extended Term”) and, upon the giving of such notice, this Lease shall automatically be extended for such three (3) year period. The Third Extended Term shall be upon the same covenants, agreements, provisions, terms and conditions as the Second Extended Term except that the Base Rent for the Third Extended Term shall be at the then market rent of the Premises as determined in Section 7(b) below, except there shall be no further right to extend. In the event that Tenant fails to give such notice to Landlord as herein provided, this Lease shall automatically terminate at the end of the Second Extended Term and Tenant shall have no further right or option to extend this Lease. Upon the determination of the Base Rent for the Third Extended Term, Landlord and Tenant shall enter into a revision of this Lease by amendment hereof to set forth the amount of Base Rent during the Third Extended Term. Any additions, alterations or redecorations to the Demised Premises during the Third Second Extended Term shall be made at Tenant’s sole cost and expense.

(b) As used herein, the term “Market Rent” is agreed to be the amount of rent expressed in U.S. dollars and cents per rentable square foot, which Landlord has established as the base rent to be charged for leases of comparable office space in the Building, or, if no space is available in the Building, at the Building’s then scheduled Base Rent. In determining “Market Rent” Landlord shall be obligated to take into account the following factors: i) That Landlord and prospective tenant are typically motivated and the Landlord and prospective tenant are well informed and well advised and each is acting in what it considers its own best interest; ii) that the Premises are being let for immediate occupancy and use “as is” with no additional work by Landlord; and iii) that the Landlord will experience no “down time” by leasing to Tenant and Tenant will incur no relocation or costs of refitting new premises elsewhere for its purposes.

8. Brokers. Tenant represents to Landlord that it has engaged CB Richard Ellis (“Broker”) as its broker in connection with the transaction contemplated by this Amendment. Landlord shall pay any commissions owing to Broker with respect to the Second Extended Term pursuant to a separate agreement between Landlord and Broker. Tenant and Landlord each represents to the other that it has not dealt with any broker or agent, other than Broker, in connection with this Amendment and the transaction contemplated hereby.

9. Parking. During the Second Extended Term, Tenant shall have the parking rights as set forth in the Lease.

10. Assignment. On or about November 17, 2009, Tenant will become a wholly-owned subsidiary of CombinatoRx, Incorporated, a Delaware corporation (“CombinatoRx”) in a merger transaction (“the Merger”). Landlord hereby consents to the assignment of the Lease by Tenant due to the Merger , and also agrees that such assignment due to such Merger shall not be deemed an event of default under the Lease.

11. Other Terms and Conditions. All of the other terms and conditions of the Lease not inconsistent with the provisions of this Amendment shall apply for the Second Extended Term.

12. Lease Ratified. Except as amended hereby or inconsistent with the provisions hereof, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

WITNESSES:	LANDLORD:

SIX TOWER BRIDGE ASSOCIATES, a Pennsylvania limited partnership

By:	SIX OLIVER TOWER ASSOCIATES,
Managing General Partner;

By:	SIX OLIVER TOWER CORPORATION,
General Partner

/s/ Donald W. Pulver
By:	Donald W. Pulver, President

TENANT:

NEUROMED PHARMACEUTICALS, INC.

By:	/s/ Christopher Gallen
Christoper Gallen, President and CEO

EXHIBIT “A”

Floor Plan – Demised Premises